Exhibit 10.1

U.S. SMALL BUSINESS ADMINISTRATION NOTE

SBA Authorization #	9947677000
Date Approved	04/09/2020
Note Date	04/17/2020
Loan Amount	$1,363,000.00
Interest Rate	1.00%
Borrower	RETRACTABLE TECHNOLOGIES, INC.

Lender	Independent Bank
CIF#	RAA1016
Loan Number	6088273

*The Loan must close and fund 10 calendar days from the date above.

1.	PROMISE TO PAY:

This Loan is being made by Lender to Borrower pursuant to the Paycheck Protection Program (as defined below). In return for the Loan, Borrower promises to pay to the order of Lender the amount of $1,363,000.00 Dollars, interest on the unpaid principal balance, and all other amounts required by this Note. This Note is unsecured.

2.	DEFINITIONS:

A.	“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act, as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the SBA (as defined herein), as any such may be further amended.

B.	“Default” means any of the events specified in Section 4 that constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 4 would, unless cured or waived, become an Event of Default.

C.	“Deferral Period” means the 6 month period beginning on the date of this Note.

D.	“Event of Default” has the meaning set forth in Section 4.

E.	“First Payment Date” means 11/17/2020.

F.	“Interest Rate” shall mean one percent (1%) per annum.

G.	“Loan” means the loan made by Lender to Borrower evidenced by this Note.

H.	“Loan Documents” means, collectively, this Note and any other documents related to the Loan signed by Borrower, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its or their terms.

I.	“Maturity date” means 04/17/2022.

J.	“Monthly Payment Date(s)” means the First Payment Date and continuing on the same day of each month thereafter until and including the Maturity Date.

K.	“Note” means this promissory note.

L.	“Parties” mans Borrower and Lender, and their permitted successor and assigns.

M.	“Paycheck Protection Program” means Sections 1102 and 1106 of the CARES Act, as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the SBA, as any such may be further amended.

N.	“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

O.	“SBA” means the Small Business Administration.

3.	PAYMENT TERMS: Borrower must make all payments at the place Lender designates. The payment terms of this Note are:

Payment of Interest and Principal:

A.	Interest. Except as otherwise provided in this Note, the outstanding Loan Amount shall accrue interest at an annual rate equal to the Interest Rate from the date of this Note until paid in full, whether at maturity, by prepayment or otherwise.

B.	Principal and Interest Payments. Commencing one month after the expiration of the Deferral Period, and continuing on the same day of each month thereafter until the Maturity Date, Borrower shall pay to Lender monthly payments of principal and interest, each in such equal amount required to fully amortize the principal amount outstanding on the Note on the last day of the Deferral Period by the Maturity Date.

C.	Final Payment. A final payment in the aggregate amount of the then outstanding and unpaid Loan Amount, together with all accrued and unpaid interest thereon, shall become immediately due and payable in full on the Maturity Date.

D.	Interest after Maturity Date. Interest shall continue to accrue at the Interest Rate on all amounts unpaid at the Maturity Date.

E.	Computation of Interest. All computations of interest shall be made on the basis of the actual number of days elapsed in a year of 365 days. Interest shall begin to accrue on the Loan Amount on the date of this Note, and shall not accrue on the Loan Amount on the day on which it is paid.

F.	Permitted Prepayment. Borrower shall have the right to prepay all or any portion of the principal balance of the Loan then outstanding under this Note, together with all accrued and unpaid interest thereon, at any time without penalty or fee and without notice to Lender.

Payment:

A.	Manner of Payment. All payments of interest, principal and all other sums due hereunder shall be made in lawful money of the United States of America on the date on which such payment is due by check or wire transfer of immediately available funds to Lender.

B.	Application of Payments. Payments shall be allocated first to pay interest accrued to the date the Lender receives the payment and then to reduce principal. Notwithstanding, in the event the Loan, or any portion thereof, is forgiven pursuant to the Paycheck Protection Program under the federal CARES Act, the amount so forgiven shall be applied to principal.

C.	Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a business day, such payment shall be made on the next succeeding business day and such extension shall not be taken into account in calculating the amount of interest payable under this Note.

Non-Recourse: Lender and SBA shall have no recourse against any individual shareholder, member or partner of Borrower for non-payment of the loan, except to the extent that such shareholder, member or partner uses the loan proceeds for an unauthorized purpose.

Forgiveness: The loan evidenced by this Note is being made to Borrower under the Paycheck Protection Program administered by the SBA. Under the Paycheck Protection Program, Borrower may apply to Lender for forgiveness of the amount due on this loan in an amount equal to the sum of the following costs incurred by Borrower during the 8-week period beginning on the date of first disbursement on this loan: (a) payroll costs, (b) any payment of interest on a covered obligation (which shall not include any prepayment of or payment of principal on a covered mortgage obligation), (c) any payment on a covered rent obligation, and (d) any covered utility payment. The amount of loan forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the CARES Act. Not more than 25% of the amount forgiven can be attributable to non-payroll costs. However, Borrower will remain liable for the full and punctual payment and satisfaction of the remaining outstanding principal balance of the loan plus accrued but unpaid interest, except with respect to any such portion of the Note that has been forgiven. Borrower acknowledges that Lender makes no representation or warranty as to: (i) Borrower's ability to receive forgiveness for any portion of the Note under applicable law or the Paycheck Protection Program, or the amount of any such forgiveness; (ii) the documentation required for any forgiveness; or (iii) the tax consequences, federal, state or otherwise, if any, associated with the forgiveness of any portion of the Note. Lender will have no liability to Borrower with respect to any determination made by Lender or SBA with respect to the amount of loan forgiveness, if any, to which Borrower may be entitled under the Paycheck Protection Program. The amount of loan forgiveness, if any, will be applied in the same manner as all other payments under this Note, and Lender will recalculate the fixed payments due under this Note after loan forgiveness, if any, based on a new amortization schedule and provide Borrower with notice of such revised payment amount.

4.	DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A.	Fails to do anything required by this Note and other Loan Documents;

B.	Defaults on any other loan with Lender;

C.	Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;

D.	Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;

E.	Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower's ability to pay this Note;

F.	Fails to pay any taxes when due;

G.	Becomes the subject of proceeding under any bankruptcy or insolvency law;

H.	Has a receiver or liquidator appointed for any part of their business or property;

I.	Makes an assignment for the benefit of creditors;

J.	Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower's ability to pay this Note;

K.	Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender's prior written consent;

L.	Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower's ability to pay this Note; or

M.	Is determined, for any reason, by either Lender or SBA, not to be eligible to obtain this Loan under the Paycheck Protection Program or if Borrower otherwise violates any term or requirement of the Paycheck Protection Program.

5.	LENDER’S RIGHTS IF THERE IS A DEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:

A.	Require immediate payment of all amounts under this Note;

B.	Collect all amounts owing from any Borrower; or

C.	File suit and obtain judgment.

6.	LENDER’S GENERAL POWERS: Without notice and without Borrower’s consent, Lender may:

A.	Incur expenses to collect amounts due under this Note or to enforce the terms of this Note or any other Loan Document. Among other things, the expenses may include reasonable attorney’s fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;

B.	Release anyone obligated to pay this Note; and

C.	Take any action necessary to collect amounts owing on this Note.

7.	GOVERNING LAW; WHEN FEDERAL LAW APPLIES:

This Note and any claim, controversy, dispute or cause of action (whether in contract, equity, tort, or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of Texas. Notwithstanding the foregoing, when SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notices, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity form state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8.	SUCCESSORS AND ASSIGNS: Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9.	GENERAL PROVISIONS:

A.	All individuals and entities signing this Note are jointly and severally liable.

B.	Borrower waives all suretyship defenses.

C.	Borrower must sign all documents necessary at any time to comply with the Loan.

D.	Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forego enforcing any of its rights without giving up any of them.

E.	Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

F.	In any part of this Note is unenforceable, all other parts remain in effect.

G.	To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor.

H.	Borrower agrees to fully cooperate in the correction, if necessary, in the reasonable discretion of Lender, of any and all loan closing documents so that all documents accurately describe the Loan. Borrower further agrees to execute any additional documents that Lender may from time to time deem to be required by the SBA or the regulations implementing the CARES Act, including, without limitation, any note or similar instrument required to substitute and replace this Note. To the extent that any provision of this Note is in contravention of the CARES Act, this Note will be modified without further action by Lender or Borrower such that it complies with the CARES Act.

I.	The words “execution,” “signed,” “signature,” and words of similar import in the Note will be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which will be of the same effect, validity and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C.A. § 7001 et seq.).

J.	If Borrower is an entity, Borrower is currently existing, in good standing and duly organized under the laws of the state of its organization, and has the power to own its property and to carry on its business in each jurisdiction in which it operates.

K.	Borrower has full power and authority to enter into this Note, to execute and deliver this Note and to incur the obligations provided for herein. No consent or approval of shareholders, members, or partners, or of any public authority, is required as a condition to the validity of this Note.

L.	This Note constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its stated terms.

M.	Since the date of Borrower's application (SBA Form 2483), there has been no change in the ownership of Borrower. Borrower hereby reaffirms the CARES Act certifications made in Borrower's application.

N.	Borrower has provided to Lender all corporate documents of Borrower, including all organizational documents and all required resolutions and other documents authorizing the Loan.

O.	Any tax documents provided to Lender are identical to those submitted to the Internal Revenue Service.

P.	Borrower has not and is not using an “agent” that would be entitled to fees in accordance with the CARES Act.

10.	STATE SPECIFIC PROVISIONS:

The following notice is provided pursuant to Section 26.02 of the Texas Business and Commerce Code, which provides that certain “loan agreements” must be in writing to be enforceable. As used in this notice, the term “Loan Agreement” means the Loan Documents and any other promises, promissory notes, agreements, undertakings, or other documents, commitments, or any combination of these actions or documents, executed in connection with the Loan to Borrower from Lender.

NOTICE

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.

This notice shall be deemed to be a part of each document which is executed by any Borrower and which comprises a part of this Note. The Borrower acknowledges receipt of a copy of this notice and agrees that all documents comprising the Loan Agreement are subject to the provisions of Section 26.02 of the Texas Business and Commerce Code.

11.	BORROWER’S NAME(S) AND SIGNATURE(S):

By signing below, each individual or entity becomes obligated under this Note as Borrower. Borrower has executed this Note as of the date set forth on the first page of this Note and acknowledges that prior to signing the Borrower has read and understood all the provisions of this Note and agrees to be bound by its terms. The Borrower also acknowledges receipt of a complete copy of this Note.

BORROWER:

RETRACTABLE TECHNOLOGIES, INC.

By:	/s/ Thomas J. Shaw
Thomas J. Shaw
CEO/President